UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 August 2, 2002
                                 --------------
                Date of Report (Date of earliest reported event)


                                FUELNATION, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)


                                     Florida
                                     -------
                  (State or other jurisdiction of incorporation


                                     1-12350
                                     -------
                            (Commission File Number)


                                   65-0827283
                                   ----------
                        (IRS Employer Identification No.)


              4121 SW 47th Avenue, Suite 1301, Davie, Florida 33314
              -----------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (954) 587-3775
                                 --------------
               Registrant's telephone number, including area code


                                (Not Applicable)
                                ----------------
          (Former name or former address, if changed since last report)

                       INFORMATION INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS

On August 2, 2002, FuelNation entered into a letter agreement with H&N LLC to provide a cost of issuance and shortfall letter of credit for up to $110 million the Company's proposed $330 million taxable municipal bond issue in amounts equal to approximately 3.5% of the bond amount for a total of approximately $3,500,000 in one installment.

FuelNation intends to issue a taxable Municipal Bonds in the amount of $330 million in three series of approximately $110 million each, for the purpose of developing a public purpose travel and transportation center in Davie, Florida and the acquisition and consolidation of five petroleum marketers/petroleum transporters and centralize the acquisitions with automation and tracking of petroleum from the state of Ohio. This letter agreement, along with a letter agreement previously entered into and filed, will be used to pay the fees due with respect to the transaction and such amount will be repaid at the time of funding of the bonds.

The fees for this letter agreement include shares of common stock of FuelNation representing 9.9% of the outstanding common stock and $1,000,000 in cash.

FuelNation is required to make a draw on the bonds within 25 business after the letter of credit is drawn down. The letter of credit will expire 30 days after issuance unless a draw is made prior to that date.


The Agreement is attached as Exhibit 10.15 to this report.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

10.15 Letter of Credit Agreement with H&N LLC dated August 2, 2002 with respect to $110 million bond financing letter of credit.



                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, our Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FuelNation, Inc.

Dated: August 7, 2002                   /s/ CHRISTOPHER R. SALMONSON
                                        ----------------------------------------
                                        Christopher R. Salmonson, President


                                       -2-